EXHIBIT 3.4

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
ECOLOGIX RESOURCE GROUP, INC.

Ecologix Resource Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that on October 1, 2008, and confirmed and ratified on February 10, 2009 the following resolutions were duly adopted by the Board of Directors of the Corporation.

RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board of Directors hereby authorizes a new class of the Corporation's previously authorized Preferred Stock, $0.0001 par value per share (the "Preferred Stock"), to be issued pursuant to that certain amended and restated Agreement dated February 4, 2009 with Spectra Timber Resources, Inc., a Nevada corporation (the "Agreement"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1.           DESIGNATION AND AMOUNT.

The designation of this Class, which consists of Ten Thousand (10,000) shares (the "Preferred Shares") of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The date on which a Preferred Share is deemed issued and sold by the Corporation is referred to herein as the "Issue Date". The individual or entity in whose name a Preferred Share is registered on the books of the Corporation is referred to herein as a "Holder" and together with each other Holder, as the "Holders".

2.           DIVIDENDS.

The Series A Preferred Stock will bear dividends, payable in stock, semi-annually in arrears, at the rate of five per cent (5%) per annum, beginning February 4, 2011.

3.           CONVERSION.

a.
Right to Convert. Each Holder shall have the right to convert, at any time after February 4, 2011 or such earlier date as the Board of Directors of the Corporation may designate, which is referred to herein as the "Initial Conversion Date"), all or any part of the Preferred Shares held by such Holder into such number of fully paid and non-assessable shares ("Conversion Shares") of the Corporation's common stock (the "Common Stock"), as is determined in accordance with the terms hereof (a "Conversion"). Notwithstanding the foregoing, if prior to the Initial Conversion Date, (i) the Corporation makes a public announcement that it intends to enter into a Change of Control Transaction (as defined below), or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or other transaction to acquire fifty percent (50%) or more of the Common Stock, (iii) a Mandatory Redemption Event (as defined below) occurs, the Holders of Preferred Shares shall have the right to convert Preferred Shares at any time on or after the first date on which any of the events described in (i), (ii), (iii) or (iv) occurs, and such date shall be deemed to be the Initial Conversion Date for purposes hereof.

b.
Conversion Notice. In order to convert Preferred Shares, a Holdershall send by mail, personal delivery, courier service or facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which such Holder wishes to effect such Conversion (the "Conversion Date"), (1) a notice of conversion (a "Conversion Notice"), in substantially the form of Exhibit A hereto, to the Corporation (which shall promptly forward such Conversion Notice to the Corporation's transfer agent for the Common Stock (the "Transfer Agent")) stating the number of Preferred Shares to be converted, the applicable Conversion Price (as defined below) and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Preferred Shares being converted. The Holder shall also deliver the original of the Conversion Notice and of such certificate or certificates to the Corporation. The Corporation shall issue a new certificate for Preferred Shares in the event that less than all of the Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Corporation shall promptly issue to such Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountant within one (1) Business Day of receipt of such Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than two (2) Business Days following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

c.
Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined by dividing (A) the aggregate number of preferred shares to be converted x 200 by (B) the Conversion Price (as defined herein) in effect on the applicable Conversion Date. Subject to adjustment as provided in Section 5 below, "Conversion Price" with respect to a Preferred Share shall mean the lesser of (1) one hundred percent (100%) of the average of the Closing Bid Prices for the Common Stock occurring during the period of five (5) Trading Days (as defined below) immediately prior to (but not including) the applicable Conversion Date (the "Floating Conversion Price"), and (ii) forty cents ($.40) per Conversion Share.

d.
Certain Definitions. "Trading Day" means any day on which the Common Stock is traded on the principal securities exchange or market on which the Common Stock is then traded. "Closing Bid Price" means, with respect to the Common Stock, the closing bid price for the Common Stock occurring on a given Trading Day on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding Preferred Shares (collectively, "Bloomberg") or if the foregoing does not apply, the last reported bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no bid price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on any of the foregoing bases, the Closing Bid Price of such security shall be the fair market value as reasonably determined by an investment banking firm selected by the Holders (which may be a Holder) of a majority of the then outstanding Preferred Shares and reasonably acceptable to the Corporation, with the costs of such appraisal to be borne by the Corporation. "Business Day" means any day on which the New York Stock Exchange and commercial banks located in the City of New York are open for business. A "Change of Control Transaction" means the sale, conveyance or disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries (including without limitation the sale or other conveyance of any common stock or other equity securities of any of the Corporation's subsidiaries), or the effectuation of a transaction or series of related transactions, in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation or any of its subsidiaries with or into any other entity, immediately following which the prior stockholders of the Corporation fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity.

e.
Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice from a Holder pursuant to paragraph 3(b) above, the Corporation shall instruct the Transfer Agent to deliver to such Holder, no later than the close of business on the later to occur of (i) the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice and (ii) the Business Day following the day on which such Holder delivers to the Corporation the certificates representing the Preferred Shares being converted (the "Delivery Date"), the number of Conversion Shares as shall be determined as provided herein. The Corporation shall instruct the Transfer Agent to effect delivery of Conversion Shares to a Holder by, as long as the Transfer Agent participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), crediting the account of such Holder or its nominee at DTC with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that Transfer Agent is not a participant in FAST or if a Holder so specifies in a Conversion Notice or otherwise in writing, the Corporation shall instruct the Transfer Agent to effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the next higher number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as (A) the sale or transfer of such Conversion Shares is covered by an effective Registration Statement, or (B) such Conversion Shares can be sold pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933, as amended ("Securities Act").

f.	Failure to Deliver Conversion Shares.

i.
In the event that the Corporation or the Transfer Agent fails for any reason to deliver to a Holder certificates representing the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefore (a "Conversion Default"), and such failure continues for three (3) Business Days following the Delivery Date, the Corporation shall pay to such Holder payments ("Conversion Default Payments") in the amount of (I) (N1365) multiplied by (ii) 200 x the aggregate market price of the Preferred Shares represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the lower of twenty-four percent (24%) and the maximum rate permitted by applicable law (the "Default interest Rate"), where "N" equals the number of days elapsed between the original Delivery Date for such Conversion Shares and the earlier to occur of (A) the date on which all of the certificates representing such Conversion Shares are issued and delivered to such Holder, (B) the date on which such Preferred Shares are redeemed pursuant to the terms hereof and (C) the date on which a Withdrawal Notice (as defined below) is delivered to the Corporation. Amounts payable under this subparagraph (f) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

ii.
In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages against the Corporation for the failure by the Corporation or the Transfer Agent to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate Conversion Price applicable to such Conversion Shares) and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

g.
Conversion at Maturity. On the date which is three (3) years following the Issue Date relating to a Preferred Share (the "Maturity Date"), such Preferred Shares then outstanding shall be automatically converted into 200 shares of Common Stock for each Preferred Share divided by the Conversion Price then in effect (a "Conversion at Maturity"); provided, however, that if, on the Maturity Date, (i) the number of shares of Common Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is not sufficient to effect the issuance and delivery of the number of Conversion Shares into which all outstanding Preferred Shares are then convertible, (ii) the Common Stock is not actively traded on the NASDAQ Small Cap Market or the NASDAQ National Market, or (iii) a Mandatory Redemption Event (as defined herein) has occurred and is continuing, each Holder shall have the option, upon written notice to the Corporation, to retain its rights as a holder of Preferred Shares, including without limitation, the right to convert such Preferred Shares in accordance with the terms of paragraphs 3(a) through 3(f) hereof and, upon delivery of such notice, such Preferred Shares shall not be subject to a Conversion at Maturity hereunder until the thirtieth (30th) day following the later of (a) the date on which the event specified (i), (ii) or (iii) is no longer continuing and (b) the date on which the Corporation delivers to each Holder written notice to such effect, and in such event, such thirtieth day shall be deemed to be the Maturity Date for purposes of this Certificate of Designation. If a Conversion at Maturity occurs, the Corporation and each Holder shall follow the procedures for Conversion set forth in this Section 3, with the Maturity Date deemed to be the Conversion Date, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph 3(b).

h.
Mandatory Conversion. If following the one year anniversary of the Issue Date relating to the Preferred Shares, (A) the Corporation executes a firm commitment underwriting agreement relating to a registered public offering of Common Stock in an aggregate amount of at least fifteen million dollars $15,000,000) (a "Qualified Public Offering") where the obligations of the underwriters named therein are subject only to customary closing conditions, and (B) such underwriters determine in good faith that all of the outstanding Preferred Shares must be converted in order to ensure the successful completion of such offering and notify the Corporation in writing of such determination (a "Mandatory Conversion Event"), the Corporation shall have the right to require the Holders, subject to the conditions specified herein, to convert all of the outstanding Preferred Shares (a "Mandatory Conversion") on or before a date (the "Mandatory Conversion Date") which is not less than twenty (20) days following the date on which the Mandatory Conversion Notice (as defined below) is delivered to each Holder. In order for the Corporation to exercise its right to require a Mandatory Conversion hereunder, (i) the Corporation must deliver written notice of such Mandatory Conversion (a "Mandatory Conversion Notice") to each Holder at any time following the thirtieth (30th) day prior to the planned commencement of the Qualified Public Offering to which the Mandatory Conversion relates and no later than the completion of such offering, (ii) the Registration Statement must be effective and available to the Holders for the resale of all of the Conversion Shares into which the outstanding Preferred Shares are convertible, and (iii) the Common Stock must be quoted and actively traded on the NASDAQ Small Cap Market or the NASDAQ National Market, in the case of either (ii) or (iii), from the first day on which the Mandatory Conversion Event occurs through the Mandatory Conversion Date. In the event that the conditions specified above are not satisfied with respect to a Mandatory Conversion, such Mandatory Conversion shall immediately become void and of no further effect; provided, however, that the Holders may waive such conditions or the Corporation may exercise its right to require a Mandatory Conversion with respect to a subsequent Mandatory Conversion Event, subject to the satisfaction of such conditions. In the event that a Mandatory Conversion Event occurs and the Corporation does not exercise its right to require a Mandatory Conversion (other than as a result of a failure to satisfy any of the conditions specified herein), the Corporation may, in lieu thereof and upon receiving written advice from the underwriter(s) participating in such offering that sales of Conversion Shares by the Holders may impair the successful completion of such offering, require each Holder to refrain from delivering any Conversion Notices to the Corporation during the period of thirty (30) days following the completion of such offering (a "Standstill Period"). In order to require a Standstill Period, the Corporation must deliver written notice thereof to each Holder at least three (3) Business Days prior to the day on which such Standstill Period is to commence.

4.          ADJUSTMENTS TO CONVERSION PRICE.

a.
Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the Conversion of all of the Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, or the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof (based upon the subscription or exercise price of such rights or warrants at the time of the issuance thereof), the Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

For purposes hereof, the market price per share of Common Stock on any date shall be the average Closing Bid Price for the Common Stock on the five (5) consecutive Trading Days occurring immediately prior to but not including the earlier of such date and the Trading Day before the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "'ex date", when used with respect to any issuance or distribution, means the first Trading Day on which the Common Stock trades regular way in the market from which such average Closing Bid Price is then to be determined without the right to receive such issuance or distribution.

b.
Adjustment to Conversion Price During Reference Period. If, prior to the Conversion of all of the Preferred Shares, the number of outstanding shares of Common Stock is increased or decreased by a stock split, a stock dividend on the Common Stock, a combination, or a reclassification of the Common Stock, and such event takes place during the reference period for the determination of the Conversion Price for any Conversion thereof, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, or reclassification for all Trading Days occurring during such reference period.

c.
Adjustment Due to Merger, Consolidation, Etc. lf, prior to the Conversion of all of the Preferred Shares, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then such Holder shall (A) upon the closing of such Exchange Transaction, have the right to receive, with respect to any shares of Common Stock then held by such Holder, or which such Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by such Holder, (and without regard to whether such shares contain a restrictive legend or are freely-tradable) the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with such Exchange Transaction (the "Exchange Consideration"), and (B) upon the Conversion of Preferred Shares occurring subsequent to the closing of such Exchange Transaction, have the right to receive the Exchange Consideration which such Holder would have been entitled to receive in connection with such Exchange Transaction had such shares been converted immediately prior to such Exchange Transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of such Preferred Shares. The Corporation shall not effect any Exchange Transaction unless (i) it first gives to each Holder twenty (20) days prior written notice of such Exchange Transaction (an "Exchange Notice"), and makes a public announcement of such event at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 5(c), and any other agreement relating to the rights of Holders.

d.
Distribution of Assets. If the Corporation or any of its subsidiaries shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock (or to a holder of the common stock of any such subsidiary) as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining stockholders entitled to such Distribution, the Floating Conversion Price (for all Conversions occurring during the Initial Conversion Period) or the Fixed Conversion Price (for all Conversions occurring after the last day of the Initial Conversion Period) for Preferred Shares not converted prior to the record date of a Distribution shall be reduced to a price determined by decreasing such Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed with respect to each share of Common Stock, such fair market value to be determined by an investment banking firm selected by the Holders of at least two-thirds (2/3) of the Preferred Shares then outstanding and reasonably acceptable to the Corporation.

e.
Adjustment Pursuant to Other Agreements. In addition to and without limiting in any way the adjustments provided in this Section 4, the Conversion Price shall be adjusted as may be required by the provisions of any other agreement between the Corporation and the Holders.

f.
No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or, at the option of the Corporation, shall be paid in cash in an amount calculated by multiplying the amount of the fractional share times the Closing Bid Price used to calculate the Conversion Price for such Conversion.

5.           MANDATORY REDEMPTION BY HOLDER.

a.
Mandatory Redemption. In the event that a Mandatory Redemption Event (as defined below) occurs, each Holder shall have the right to have all or any portion of the Preferred Shares held by such Holder redeemed by the Corporation (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein) in same day funds. In order to exercise its right to effect a Mandatory Redemption, a Holder must deliver a written notice (a "Mandatory Redemption Notice") to the Corporation at any time on or before the Business Day following the day on which such event is no longer continuing.

b.	Mandatory Redemption Event. Each of the following events shall be deemed a "Mandatory Redemption Event":

i.
The Corporation fails for any reason (including without limitation as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance, or as a result of the limitation contained in Section 4(a) hereof), due to voluntary action undertaken by the Corporation or a failure by the Corporation to take action, to issue shares of Common Stock to a Holder and deliver certificates representing such shares to such Holder as and when required by the provisions hereof upon Conversion of any Preferred Shares, and such failure continues for ten (10) Business Days;

ii.
The Corporation breaches, in a material respect, due to voluntary action undertaken by the Corporation or a failure by the Corporation to take action, any covenant or other material term or condition of this Certificate, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of five (5) Business Days after written notice thereof to the Corporation from a Holder;

iii.
Any material representation or warranty made by the Corporation in any agreement, document, certificate or other instrument delivered to Holder prior to the Issue Date is inaccurate or misleading in any material respect as of the date such representation or warranty was made due to voluntary action undertaken by the Corporation or a failure by the Corporation to take action;

c.
Mandatory Redemption Price. The "Mandatory Redemption Price" shall be equal to the greater of (i) 200 x the market price of the Common Stock price on the Mandatory Redemption Date multiplied by the number of the Preferred Shares being redeemed multiplied by one hundred and twenty five percent (125%) and (ii) an amount determined by dividing (200 x the market price of the Common Stock price on the Mandatory Redemption Date multiplied by the number of the Preferred Shares being redeemed) by the Conversion Price in effect on the Mandatory Redemption Date and multiplying the resulting quotient by the average Closing Bid Price for the Common Stock on the five (5) Trading Days immediately preceding (but not including) the Mandatory Redemption Date.

d.	Payment of Mandatory Redemption Price.

i.
The Corporation shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption on the later to occur of (i) the fifth (5th) Business Day following the Mandatory Redemption Date and (ii) the date on which the Preferred Shares being redeemed are delivered by the Purchaser to the Corporation for cancellation.

ii.
If the Corporation fails to pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon, from and after the Mandatory Redemption Date until the Mandatory Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate.

iii.
If the Corporation fails to pay the Mandatory Redemption Price within ten (10) Business Days of the Mandatory Redemption Date, then the Holder shall have the right at any time, so long as the Corporation remains in default, to require the Corporation, upon written notice, to immediately issue, in lieu of the Mandatory Redemption Price, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Price divided by the Conversion Price in effect on such Conversion Date as is specified by the Holder in writing to the Corporation, such Conversion Price to be reduced by one percent (1%) for each day beyond such 10th Business Day in which the failure to pay the Mandatory Redemption Price continues; provided, however, that the maximum percentage by which such Conversion Price may be reduced hereunder shall be fifty percent (50%).

6.           MISCELLANEOUS.

a.
Transfer of Preferred Shares. A Holder may sell or transfer all or any portion of the Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration there under and otherwise is made in accordance with the terms of the Agreement. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

b.
Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the third Business Day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

If to the Corporation:   Ecologix Resource Group, Inc.
269 South Beverly Drive
Suite 918
Beverly Hills, California 90212

With a copy to the Corporation's executive offices and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.

c.
Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

d.
Voting Rights. The Holders of the Preferred Shares shall have the same voting rights with respect to the business, management or affairs of the Corporation as if the Preferred Shares were converted to the minimum number of shares Common Stock on the record date; provided that the Corporation shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

e.
Remedies, Characterization, Other Obligations, Breaches and Injunctive Relief. The remedies provided to a Holder in this Certificate of Designation shall be cumulative and in addition to all other remedies available to such Holder under this Certificate of Designation at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation agrees with each Holder that there shall be no characterization concerning this instrument other than as specifically provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

f.
Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

g.	Waiver. The Corporation, by action of the Board of Directors may waive any provision of this certificate

/s/ Robert Radoff
Robert Radoff
President

In Witness Whereof the Corporation has caused this Certificate of Designation, Rights and Preferences to be executed this 24th day of September, 2010.

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert shares of Series A Convertible Preferred Stock (the "Preferred Stock"), represented by the stock certificate referred to below. (The "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of Ecologix Resource Group, Inc. according to the terms and conditions of the Certificate of Designation relating to the Series A Preferred Stock (the "Certificate of Designation"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Date of Conversion:

Number of Shares of Preferred Stock to be converted:

Certificate Numbers:

Applicable Conversion Price:

Number of Shares of Common Stock to be issued:

Name of Holder:

Address:

Signature:

Name:

Title:

Holder Requests Delivery to be made: (check one)

_________By Delivery of Physical Certificates to the Above Address

_________Through Depository Trust Corporation (Account)